EXHIBIT 99

Press Release	Source: The Banc Corporation

Fox deFuniak Joins The Bank Monday August 8, 12:04 pm ET
BIRMINGHAM, Ala., Aug. 8 /PRNewswire-FirstCall/ — A. Fox deFuniak III is joining The Bank as the Birmingham Market President and a member of the bank’s Executive Management Committee. Mr. deFuniak is a veteran Birmingham banker of 42 years having recently served as President and CEO of the Trust Company of Sterne, Agee & Leach, Inc. and CEO of Sterne Agee Asset Management, Inc. He joined Sterne Agee in 1995 and was a member of their Board of Directors.
Stan Bailey, CEO of The Bank, stated “Fox deFuniak, whom I have worked with for much of my banking career, is the best-known banker in Birmingham. We are delighted that he is joining our Birmingham team of veteran bankers — Dena Sarris, Paul Huckeba, Ted Roman, Andrew Smith, and others — to serve the Birmingham area commercial and consumer customers. His business and personal reputation speaks for itself.”
Prior to Sterne Agee, deFuniak was Senior Executive Vice President and Birmingham City President of AmSouth Bank where he served for 32 years. While at AmSouth, he served in numerous leadership capacities including Retail Banking Head; National Banking Division Head; Regional Banking Head — North Central Alabama and was a member of the bank’s Senior Policy Committee.
deFuniak is a very active leader in civic and community affairs, currently serving on the boards of the American Heart Association, Metropolitan Development Board, Operation New Birmingham, Alabama Symphony, YMCA, Oak Hill Cemetery, Cultural Arts Alliance, UAB Research Foundation, Metropolitan Arts Center, Birmingham Kiwanis Club and UAB Leadership Council.
deFuniak is a graduate of The University of Alabama and The LSU School of Banking. He is married to Sara Lynn Vaughn and has four daughters and four grandchildren.
The Bank is a $1.38 billion community bank with nineteen locations throughout Alabama and seven in the Florida Panhandle. Its parent company, The Banc Corporation, is a publicly traded bank holding company and trades on the NASDAQ stock exchange under the symbol TBNC.
More information on The Bank may be obtained by calling 1-877-326-BANK (2265) or on the web at http://www.the-banc.com.

Source: The Banc Corporation
08/08/2005
     CONTACT: Tom Jung of The Banc Corporation, 1-205-327-3547